News Release

For more information, contact:

Mike Barger	Nathan Speicher
KCI Corporate Communications	KCI Investor Relations
Phone: +1 210-255-6824	Phone: +1 210-255-6027
Email: mike.barger@kci1.com	Email: nathan.speicher@kci1.com

Centaur Announces CFO Transition Plan

SAN ANTONIO, Aug. 25, 2014 - Centaur Guernsey L.P. Inc. (Centaur) today announced that Robert Hureau, Executive Vice President and Chief Financial Officer for Centaur and each of its operating subsidiaries Kinetic Concepts, Inc., LifeCell Corporation and Systagenix Wound Management, Limited, has notified the Company that he will be resigning to pursue another career opportunity. Mr. Hureau will continue in his current role until September 23, 2014. Following Mr. Hureau’s departure, Brian Busenlehner, Vice President, Corporate Controller, will serve as interim Chief Financial Officer, working closely with President and CEO Joe Woody and the company’s senior leadership team on all financial matters. Mr. Busenlehner has served as Vice President, Controller since 2007 and in that role has been responsible for global accounting, financial consolidation and external reporting in addition to providing leadership in support of the Company’s Global Shared Service Center in Budapest, Hungary.

The Company has started a search to identify and select a new CFO and has retained executive search firm
Crist|Kolder Associates to conduct the process.

“The Board and I thank Bob for his contributions to the Company and wish him and his family the best in the future,” said Woody. “Brian Busenlehner is a highly experienced finance professional, and I’m pleased to have him step into this role on an interim basis while the search for a new CFO is conducted.”

About Centaur
Centaur Guernsey L.P. Inc., through its subsidiaries KCI, LifeCell and Systagenix, is a leading global medical technology company devoted to understanding, developing and commercializing innovative, high-technology transformational healing solutions for customers and patients in more than 75 countries around the world. The three companies form one globally diversified wound care, biologics and regenerative medicine company, committed to advancing the science of medicine to reduce complications, speed healing and improve patient lives. Headquartered in San Antonio, Texas, the company is a leader in the medical technology industry with the most comprehensive offering of best-in-class surgical and chronic wound therapies. Additional information about the company and its products is available at www.KCI1.com.